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ISTA Pharmaceuticals, Inc. (ticker: ISTA, exchange: NASDAQ) News Release — 4/4/03

ISTA Pharmaceuticals Receives FDA Approvable Letter for Vitrase

IRVINE, Calif., April 4 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the Company has received an approvable letter from the U.S. Food & Drug Administration (FDA) with respect to ISTA’s New Drug Application (NDA) for Vitrase® (ovine hyaluronidase) for the treatment of vitreous hemorrhage. In the letter, the FDA cited issues primarily related to the sufficiency of the efficacy data submitted with the NDA. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. The FDA also cited issues related to the drug substance and drug product specifications. No deficiencies were cited in the FDA’s letter regarding the safety data contained in the NDA.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA, commented, “ISTA will continue its active dialogue with the FDA to discuss the comments contained in the approvable letter and determine the next appropriate steps in the review and approval process.”

ISTA Pharmaceuticals is focused on saving and improving eyesight by developing proprietary therapeutic products. ISTA’s product candidates and programs seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma and ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to become a fully integrated specialty pharmaceutical company by developing or acquiring complementary products, either already marketed or in late-stage development.

Statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. For example, statements in this press release regarding the timing and scope of any action with respect to ISTA’s Vitrase NDA are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, the difficulty of predicting the timing or outcome of our product development efforts and FDA or other regulatory agency actions with respect to Vitrase; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2002.

SOURCE ISTA Pharmaceuticals, Inc.

-0-	04/04/2003

     /CONTACT: Vince Anido, +1-949-788-5311, or vanido@istavision.com, or
Lauren Silvernail, +1-949-788-5302, or lsilvernail@istavision.com, both of
ISTA Pharmaceuticals, Inc.; or media, Justin Jackson, jjackson@ny.burnsmc.com, or investors, Lisa Burns or E. Blair Clark, bclark@ny.burnsmc.com, all of
Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./
(ISTA)

CO: ISTA Pharmaceuticals, Inc.
ST: California
IN: MTC BIO HEA
SU: PDT

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3025 04/04/2003 19:15 EST http://www.prnewswire.com